                                                                    Exhibit 99.3



AT&T LATIN AMERICA CORP. ANNOUNCES
COMPLETION OF CASH TENDER OFFER AND CONSENT
SOLICITATION BY FIRSTCOM
August 30, 2000 1:02 PM


MIAMI, Aug. 30/PRNewswire/ -- AT&T Latin America Corp., which completed its merger with FirstCom Corporation on Monday, August 28th, announced today that FirstCom's offer to purchase its 14% Senior Notes due 2007 (the "Notes") has been completed. The tender offer, which commenced on July 28, 2000, expired at 12:00 midnight, New York City time, on August 24, 2000. An aggregate of $150 million principal amount of the Notes, representing 100% of the outstanding Notes, were validly tendered and not withdrawn. All Notes validly tendered with respect to the tender offer prior to its expiration were accepted for payment.

Salomon Smith Barney served as the dealer manager and solicitation agent and ChaseMellon Shareholder Services L.L.C. served as the information agent for the offer to purchase. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.




CONTACT: Financial Media - Jennifer Gery, 212-986-6667, gery@braincomm.com, or Analysts and Investors - Paul E. Johnson, 212-986-6667, johnson@braincomm.com, both of Brainerd Communicators, for AT&T Latin America Corp.